Exhibit 10.31

Lease

Party A (Lessor): Changsha Sunye Electric Co., Ltd.

Address: Sunye Industry Park, No. 669 Xinsheng Road, High-tech Development Zone, Changsha

Party B (Lessee): Hunan Yongxiong Asset Management Group Co., Ltd.

Address: Room 1001, Building 7, Xincheng Science & Technology Park, No. 588 West Yuelu Avenue, High-tech Development Zone, Changsha

Party A, as the Lessor of the Premises as defined below, and Party B, as the Lessee of the Premises, hereby reach consensus and enter into this Contract with respect to the matters concerning the leasing of the Premises through friendly consultation in line with the principles of equality, mutual benefit, voluntariness and good faith.

Article 1                                   Profile of the Premises

Party A will lease to Party B the houses owned by Party A and located at 2-10/F, R&D Building, Sunye Industry Park, 669 Xinsheng Road, Changsha High-tech Development Zone (the “Premises”); the structure of the Premises is reinforced concrete framework, and the rental area is 12,981 square meters, subject to the area indicated on the housing property ownership certificate; building and room numbers are set forth in Annex I and the plan of the Premises is set out in Annex II.

The Premises will be leased for office use (subject to the decoration drawings recognized by the Parties), and Party B may not alter the use of the Premises or make a destructive use thereof.

Article 2                                   Lease Term and Rent Standard

(I)               Lease term: 5 years in total, commencing on January 23, 2017 and expiring on January 22, 2022.

(II)          Rent-free period: 100 days in total, commencing on January 23, 2017 and ending on May 2, 2017.During the rent-free period, Party B shall be still bound by this Lease Contract, although it is exempt from the obligation to pay rent. In case this Contract is cancelled in advance due to any reason on the part of Party B, Party B shall reimburse Party A for the rent during the rent-free period.

(III)     Rent: RMB30/month/square meter (inclusive of taxes, property management fee, charge for air-conditioning use and public elevator maintenance fee), and the calculation method of rent will remain unchanged for the first two (2) years of the lease term (i.e. the two years from January 23, 2017 to January 22, 2019).In the third year (i.e. commencing January 23, 2019), the unit rent will rise by 6% from the rent agreed herein, and the rent will remain unchanged from the third year to the fifth year. Party B shall have the priority to renew the lease upon expiration of this Contract; if Party B needs to renew the lease, it shall give a sixty (60) days’ written notice to Party A, and the Parties will enter into a separate Housing Lease Contract by consensus.

(IV)      Provisions on the First Floor of the Leasehold

1.                  Prior to the relocation of the current lessee of the first floor, Party A shall make the common area on the first floor available for free and unobstructed use by Party B; if the current lessee of the first floor poses any obstacle to Party B’s use of the common area on the first floor, Party B shall be responsible for negotiating with such lessee for a solution.

2.                  Before the first floor of the leasehold is leased to Party B in whole, the current rent of floors 2-10 as a whole (subject to Article 2(III) hereof) shall be reduced by RMB41,666 each month. After the entire first floor is leased to Party B, the reduced rent shall be calculated on a daily basis from the handover date determined in the written handover document between the Parties. The current rent of floors 2-10 as a whole shall be subject to Article 2 (III) hereof.

3.                  After cancelling the agreement with the current lessee of the first floor, Party A may not lease any part of the first floor to any third party, but instead it must lease the entire first floor to Party B, which will pay rent based on the actual area and the same unit rent as that agreed herein.

4.                  The rent-free period of the first floor of this leasehold will be thirty (30) days, calculated as follows:

(1)         If Party A cancels the lease agreement with the current lessee of the first floor of the leasehold and leases the first floor in whole to Party B within the 100-day rent-free period granted by Party A to Party B with respect to floors 2-10, the 30-day rent-free period for the first floor of the leasehold shall commence on the day next to the expiration date of the 100-day rent-free period for the floors 2-10.

(2)         If Party A cancels the lease agreement with the current lessee of the first floor of the leasehold and leases the first floor in whole to Party B other than within the 100-day rent-free period granted by Party A to Party B with respect to floors 2-10 (excluding the 100th day), the 30-day rent-free period for the first floor of the leasehold shall commence on the day next to the handover date determined in the written handover document between the Parties.

(3)         Upon expiration of the rent-free period for the first floor of the leasehold, the time and method of rent payment and other matters shall be governed by Article 2, Article 3 and other relevant provisions hereof, but the rent for the first month upon expiration of the rent-free period for the first floor of the leasehold shall be calculated on a daily basis.

Article 3                                   Payment Method of Deposit and Rent

Within three (3) business days from the signing date hereof, Party B shall pay one month’s rent to Party A, in the amount of RMB Three Hundred Eight-nine Thousand Four Hundred Thirty only (in numbers: ¥389,430.00), as the deposit for renting the Premises. Such deposit shall be used as a security for protecting the legal interests of Party A and shall be refunded by Party A to Party B interest-free upon expiration of the lease term.

The rent shall be prepaid and settled on a quarterly basis; the rent for the first quarter shall be paid on a monthly basis within the rent-free period and paid within the first five (5) business days of the current month. Thereafter, the rent shall be paid in a lump sum within the ten (10) business days prior to the end of each quarter, while Party A shall, within five (5) business days after Party B pays the corresponding rent, provide Party B with a special VAT invoice of equal amount that complies with China’s administrative measures for invoices.

Following is the beneficiary account designated herein for the deposit, rent, water and electricity charges and parking fee, etc.:

Electricity charge: RMB1.2/kilowatt-hour; water charge: RMB4/ton (varying with the commercial electricity and water prices approved by the competent departments of Changsha Municipal Government).

Account name:    [           ]

Account bank:       [           ]

Account no.:                  [           ]

The foregoing beneficiary account is a dedicated corporate account that is provided and verified by Party A to be consistent with the identity of Party A. If any sum is not received due to any problem with the account provided by Party A, it shall solely assume the liability arising therefrom.

Article 4                                   Decoration

Party A allows Party B to decorate the Premises at its option, and before the decoration starts, Party A shall provide the applicable information and data concerning field power supply, water supply and drainage systems and the public systems; however, the decoration plan may not be put into practice until it is approved by Party A in writing and Party B completes the decoration admission procedures with the property management company designated by Party A. When the decoration process involves the connections or changes to or relocation of water, electricity, air conditioning or water or pollution discharge systems, Party A shall designate full-time engineers to assist Party B in finishing the decoration process as soon as possible.

Article 5                              Rights and Obligations of Party A

(I)               Party A shall have the ownership of the Premises and the right to use the corresponding land, and be able to provide relevant valid legal documents to prove such fact (as detailed in Annex III hereto);

(II)          Party A shall have the right to use the common parts (including roof and exterior walls) of the property where the Premises are located, and grant Party B the right to set up advertising signs and three-dimensional lighting schemes at reasonable positions free of charge in order to indicate Party B’s corporate name, LOGO and other information, but the specific positions shall be subject to the written consent of Party A.

(III)     Party A shall ensure that the Premises come with full and sole title, are free from any dispute over title, do not belong to an illegal building, and do comply with mandatory engineering construction standards in terms of safety and disaster prevention, and that Party A has not altered the use of the Premises nor has it been subject to other circumstances where the leasing of the Premises is prohibited by laws and regulations (such as attachment or leasing not authorized by the mortgagee).

(IV)      Within thirty (30) days upon signature of this Housing Lease Contract, Party A shall handle the housing lease filing procedure at the competent department of the people’s government in the place where the Premises are located and shall pay the stamp duty, registration fee and other fees payable at the time of filing and registration.

(V)           Before the Premises are put into use in 2017 (the specific time when Party B starts using the Premises shall be subject to the confirmation letter between the Parties), Party A shall complete the secondary fire control application and fire engineering construction approval procedures of the leasehold (floors 2-10), and the progress of the fire engineering construction shall not affect the progress of Party B’s decoration construction works. The time of completing the secondary fire control application and fire engineering construction approval of the leasehold (first floor) shall be determined according to the lease agreement between the Parties with respect to the leasehold (first floor) as well as Party B’s decoration construction plan for the leasehold (first floor).

(VI)      Party A shall provide relevant public utility facilities and equipment (fire control, water and electricity) according to the requirements of competent governmental departments, and shall furnish a primary fire control acceptance certificate (as detailed in Annex IV).Party A shall unconditionally satisfy the actual office electricity demand of Party B with an electric capacity of 850KW; Party A shall satisfy the electricity demand of Party B to use the air conditioning during 8:00am — 8:00pm in winter and 8:00am — 8:30pm in summer. The heating air conditioning shall be started when the room temperature reaches 14° in winter, and the cooling air conditioning shall be started when the room temperature reaches 24° in summer. Cooling capacity of air conditioning: 2,572KW, and the unit load at the end outlet shall be no less than 230W per square meter.

(VII) In case of any quality problem in the infrastructure of the leasehold, Party A must present a rectification plan within 3 days upon receipt of a letter of notice from Party B and complete the rectification as soon as possible at its own expense. The rectification shall not affect the normal operation of Party B, otherwise Party A shall be liable for the losses thus caused to Party B.

(VIII)                        Party A shall be responsible for the environmental sanitation of the common areas during the lease term.

(IX)      If Party A creates any mortgage over the agreed leasehold before entering into this Contract, such mortgage shall not affect any right of Party B; if such mortgage created by Party A causes Party B to stop operation, Party A shall compensate for the losses suffered by Party B according to the aggregate average daily wage (actually paid wage) of the office staff of Party B located within the Premises within one month prior to the cease of operation, on a daily basis during the period from the date of cease of operation of Party B to the date of resumption of operation.

Article 6                              Rights and Obligations of Party B

(I)               Party B shall have the right to uniformly plan and use the ground in front of the leased building, but it must set aside fire engine accesses.

(II)          Party B shall make rational use of the leasehold, and shall be liable for the losses and repair costs of the Premises and associated equipment due to the improper management and use of Party B.

(III)     Party B shall pay the rent as agreed herein.

(IV)      Party B, as the applicant for the secondary fire control application and fire engineering construction approval, shall unconditionally cooperate with Party A in completing the approval procedure and provide corresponding data according to the data list furnished by Party A. The relevant fee shall be shared by the Parties, wherein, the amount and payment time of fee borne by Party B are as follows: within seven (7) business days after Party A finishes the fire control application and fire engineering construction approval procedures, Party B shall pay Party A an approval fee (covering floors 1-10) of RMB Seventy Thousand only (in numbers: ¥70000), which shall have been determined by the Parties at the time of signing this Contract and shall not be subject to any subsequent adjustment.

(V)           Party B may not transfer or sublease the leasehold without the consent of Party A, or alter the leasing purpose in violation of laws and regulations, or make any destructive use of the Premises without the written consent of Party A; should any of the foregoing circumstances arise, Party A shall have the right to cancel this Contract without assuming any liability for indemnity or compensation and refunding the deposit; in case Party B makes any destructive use of the Premises without the written consent of Party A, Party A shall still be entitled to require Party B to compensate for the losses arising therefrom, in addition to the rights described above.

(VI)      During the lease term, Party A will be responsible for the environmental sanitation in the common areas only, while Party B shall be solely responsible for the environmental sanitation within its leased area (if Party B leases an entire floor or alters the layout of the Premises, it shall also be solely responsible for the environmental sanitation within the altered entrance door).

(VII) This Lease Contract shall not constitute any form of cooperation, partnership, joint operation or joint and several liability relationship between the Parties. Party B must operate according to law and earnestly perform its own external and internal legal obligations; any legal dispute, whether external or internal, arising out of the acts of Party B shall be solely undertaken by Party B and have no bearing on Party A.

Article 7                              Early Termination

(I)               During the lease term, if either Party proposes to terminate this Contract, it shall notify the other Party in writing ninety (90) days in advance; the Parties may enter into a termination letter by consensus, and neither Party shall be held liable for breach. This Contract shall remain in force before the termination letter is signed.

(II)          In case the property is damaged and cannot be put into normal use due to an event of Force Majeure, Party A shall be responsible for repair or reconstruction as soon as possible. Party B shall be exempt from rent and other fees while the Premises are pending repair. Upon resumption of use of the leasehold, the calculation of rent and other fees shall be continued, and the term of this Contract shall be postponed accordingly.

(III)     Party A shall ensure that prior to the signature of this Contract, it has not received or been aware of any notice issued by any government, superior administrative authority or other department on taking back the Premises, altering the use of the Premises, prohibiting access, or expropriating or leasing the Premises or land. During the term hereof, in case any municipal planning and other events occur and prevent the continued performance of this Contract, Party A shall compensate Party B for its losses equivalent to 100% of the rent amount for the current year.

(IV)      In case it is impossible to continue to perform this Contract due to all the losses arising from Force Majeure and other non-human factors (supported by corresponding national certificates), this Contract shall be terminated automatically, and the Parties shall not be held liable to each other.

Article 8                              Liability for Breach

(I)               Within three (3) business days from the signing date hereof, Party A shall hand over the leasehold to Party B for its use; in case Party A fails to hand over the Premises on time, Party B shall not be obliged to pay the rent for the delay in the handover of the Premises, but Party A shall pay liquidated damages to Party B in the amount equal to one percent of the monthly rent for each delayed day.

(II)          Party A shall ensure that the Premises are not prohibited from being leased under applicable laws and regulations, otherwise Party A shall pay liquidated damages to Party B in the amount equal to 30% of the total contract rent for the current year. If the liquidated damages paid are insufficient to cover the losses suffered by Party B, Party A shall also be held liable for further compensation.

(III)     Within the period of time agreed herein, Party A shall handle the housing lease filing procedure at the competent department of the people’s government in the place where the Premises are located. Party A shall be liable for any economic loss caused to Party B due to the failure of Party A to complete the relevant filing procedure.

(IV)      In case Party A delays in completing the secondary fire control application and fire engineering construction approval procedures for the leased property, Party A shall compensate for the losses of Party B according to the aggregate average daily wage (actually paid wage) of the office staff located within the Premises within the month previous to the overdue date, on a daily basis from the overdue date; however, Party A shall assume no liability if the fault of Party B gives rise to the delay in completing the fire control application procedure agreed herein.

(V)           Party A warrants that, if the Premises and associated equipment are damaged or lost due to the improper management and use by Party A and any third party prior to the occupation of Party B, Party A will undertake and compensate for the relevant losses and expenses.

(VI)      During the lease term, in case of any safety accident arising in the Premises, the liability for such accident shall be assumed by the liable party confirmed in the authentication results.

(VII) When this Contract expires or is terminated early due to any reason attributable to Party B, the decoration performed by Party B shall follow the principle “addition but no removal”, and Party A will provide no compensation therefor; if this Contract is terminated early due to any reason attributable to Party A, it shall compensate Party B for the losses equal to 100% of the rent amount for the current year.

(VIII) If Party B fails to pay the relevant deposit and rent to Party A as agreed herein and delays in making payment for more than three (3) business days, Party B shall pay liquidated damages equal to 5% of the monthly rent agreed herein for each delayed day from the fourth business day; if Party B delays in paying the rent for more than thirty (30) days due to any reason attributable to Party B, Party A shall have the right to cancel this Contract unilaterally.

(IX)      In case this Contract is terminated or cancelled according to law, and the removal period of Party B exceeds thirty (30) days, Party B shall pay liquidated damages equal to 5% of the monthly rent agreed herein for each delayed day from the 31st day, and Party A shall have the right to retain the properties of Party B.

Article 9                              Return of the Premises

Upon termination of this Contract, Party B shall return the Premises to Party A. The cut-off date of rent calculation shall be the date of cancellation of this Contract. Upon cancellation or fulfillment of this Contract, Party B shall hand over the Premises as a whole to Party A, including the decoration and decoration add-ons, except for the equipment and facilities purchased by Party B; without the written consent of Party A, the remaining decorations in the Premises shall not be removed. Party A has no obligation to compensate for the decoration and decoration add-ons.

Article 10                            Dispute Resolution

Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through friendly consultation, failing which, either Party may bring an action before the people’s court in the place where the Premises are located.

Article 11                            Notices

If either Party changes its address and contact information set forth herein, it shall notify the other Party in writing within five (5) days. Otherwise, any notice sent by the other Party at the original address and according to the original contact information shall be deemed duly delivered.

Article 12                            Other Matters Agreed by the Parties

(I)               To lease Party A’s Premises for operating activities, Party B must obtain relevant qualification documents required by the State, and shall, prior to the commencement of operation, provide Party A with a copy of business license, power of attorney, ID card of the responsible person, ID card of the legal representative and a copy of contact information and business permit.

(II)          Relevant Support Policies of High-tech Zone

1.                  With respect to the rent subsidy and other relevant support policies made available to Party B pursuant to the relevant policies of the High-tech Zone, the relevant party shall separately complete the relevant procedures, while Party A shall be obliged to render such assistance as required by the foregoing relevant party; the rent subsidy shall be fully vested in Party B.

2.                  If Party B is entitled to the following rent subsidy policy of the Administrative Committee of Changsha Information Industry Park with respect to the leasehold hereunder (i.e. “any enterprise admitted in the park that simultaneously meets the following three conditions will be entitled to an annual housing rent subsidy of no more than RMB500,000 granted by the High-tech Zone for three consecutive years: 1. the enterprise is a mobile Internet enterprise, 2. the enterprise has an annual operating revenue of more than RMB50 million, 3. there are more than 150 employees in the enterprise who purchase social insurance”), Party B shall bear part of the agency fee payable to Changsha Software Park Co., Ltd. in connection with the leasing transaction between the Parties. Wherein, the maximum agency fee payable by Party A to Changsha Software Park Co., Ltd. in connection with the leasing transaction between the Parties shall not exceed RMB One Hundred Thousand only (such agency fee will be a lump-sum price, including the lease cost between the Parties and all the risks and taxes possibly arising therefrom), while the part of agency fee borne by Party B shall be the portion in excess of RMB Fifty Thousand only. Within three (3) business days after Party A settles the agency fee in a lump sum and presents Party B with the evidence of payment and the legal invoice reserved for service industry issued by Changsha Software Park Co., Ltd., Party B shall pay Party A the part of the agency fee to be borne by it as agreed above.

(III)     In case of leader inspection or visit and industry research by the High-tech Zone, Party B shall render assistance.

(IV)      The water and electricity charges applicable to the leased area of Party B shall be collected according to the commercial water and electricity prices approved by the competent departments of Changsha Municipal Government, specifically subject to the property management agreement entered into between Party B and the relevant property management company.

Article 13                            Supplementary Provisions

(I)               With respect to any matter not covered hereby, the Parties may enter into a separate supplementary agreement after negotiation, which supplementary agreement shall have the same legal force as this Contract.

(II)          Annexes hereto shall constitute an integral part hereof and shall have the same legal force as this Contract.

(III)     This Contract shall become effective as of the date when it is signed and stamped by the Parties.

(IV)      This Contract is made in quadruplicate, with two copies to be held by each of Party A and Party B.

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Annex I: Building and Room Numbers and Area

Annex II: Plan of the Premises

Annex III: Housing Property Ownership Certificate (state-owned land use certificate and house ownership certificate consistent with the corporate name of Party A)

Annex IV: Copy of Primary Fire Control Acceptance Certificate

(This page is intentionally left blank to serve as the signature page hereof)

Party A:	Party B:

Representative (seal):	Representative (seal):

/s/ Ting Zhang
/s/ Seal of Changsha Sunye Electric Co., Ltd.	/s/ Seal of Hunan Yongxiong Asset Management Group Co., Ltd.

Date: January 22, 2017	Date: January 22, 2017